Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 7 dated September 3, 2010

to the Prospectus dated April 28, 2010

This Supplement No. 7 supersedes and replaces the following prior supplements to our prospectus dated April 28, 2010: Supplement No. 1 dated May 17, 2010, Supplement No. 2 dated June 10, 2010, Supplement No. 3 dated June 11, 2010, Supplement No. 4 dated June 22, 2010, Supplement No. 5 dated June 25, 2010 and Supplement No. 6 dated August 16, 2010. This Supplement No. 7 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus and the additional information incorporated by reference herein and described under the heading “Incorporation by Reference” in this Supplement No. 7. Capitalized terms used in this Supplement No. 7 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

	Supplement No. 7 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Fees Paid in Connection with Our Offerings	1	82-83
Fees Paid in Connection with Our Operations	2	83
Real Estate Investments	2-15	53-68
The Investment Advisor	15	73-76
Distribution Policy	16	37-38
Summary Selected Financial Data	16-19	39-42
Description of Shares	20	86-92
Experts	20	124
Incorporation of Certain Information By Reference	20-21	125
Pro Forma Financial Information	F-1-F-9	F-2-F-5

Status of Our Current Offering

Our registration statement on Form S-11 relating to this public offering was declared effective by the Securities and Exchange Commission, or the SEC, on January 30, 2009. From January 30, 2009 through June 30, 2010, we have accepted subscriptions from 19,546 investors and issued 72,998,556 common shares pursuant to this public offering, which includes 2,889,742 common shares issued pursuant to our dividend reinvestment plan, and received gross offering proceeds of approximately $728,540,691. As of June 30, 2010, approximately $2,271,459,309 in common shares were available to be offered and sold in this public offering. As of August 13, 2010, 144,121,773 common shares were issued and outstanding. Unless extended, this public offering will not last beyond January 30, 2011 (which is two years after the date of the original prospectus dated January 30, 2009). In certain states, we will be required to renew this registration statement or file a new registration statement to extend the offering beyond this date. If we continue our offering beyond two years from the date of our original prospectus, we will provide that information in a prospectus supplement. We reserve the right to terminate this offering at any time.

Fees Paid in Connection with Our Offerings

For the six months ended June 30, 2010 and the year ended December 31, 2009, our Dealer Manager earned the following fees:

	Six Months Ended June 30, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(1)	Payable(2)
Selling commissions	$15,733,000	$341,000	$23,204,000	$347,000
Dealer manager fees	$6,028,000	$427,000	$8,359,000	$412,000
Marketing support fees	$2,434,000	$144,000	$3,462,000	$111,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Dealer Manager during the period.

(2)	Payable represents the total unpaid amount due on an accrual basis to the Dealer Manager for services provided as of the balance sheet date specified.

For the six months ended June 30, 2010 and the year ended December 31, 2009, our Dealer Manager and our Investment Advisor and/or its affiliates earned the following other offering costs:

	Six Months Ended June 30, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(3)	Payable(4)
Other Offering Costs	$741,000	$280,000	$1,426,000	$244,000

(1)	Included in the other offering costs earned is $638,000 and $103,000 for the Dealer Manager and the Investment Advisor, respectively.

(2)	Included in the payable amount is $279,000 and $1,000 due to the Dealer Manager and our Investment Advisor, respectively, as of the balance sheet date specified.

(3)	Included in the other offering costs earned is $1,266,000 and $160,000 for the Dealer Manager and the Investment Advisor, respectively.

(4)	Included in the payable amount is $243,000 and $1,000 due to the Dealer Manager and our Investment Advisor, respectively, as of the balance sheet date specified.

Fees Paid in Connection with Our Operations

For the six months ended June 30, 2010 and the year ended December 31, 2009, our Investment Advisor and/or its affiliates earned the following fees:

	Six Months Ended June 30, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(1)	Payable(2)
Acquisition fees and expenses(3)	$3,973,000	$79,000	$4,826,000	$—
Investment management fees(4)	$5,118,000	$950,000	$7,803,000	$757,000
Property management fees	$340,000	$109,000	$656,000	$106,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Investment Advisor during the period.

(2)	Payable represents the unpaid amount due on an accrual basis to the Investment Advisor for services provided.

(3)

In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $673,000 and $820,000 by the Investment Advisor for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

(4)

The Investment Advisor did not waive any investment management fees for the six months ended June 30, 2010 or the year ended December 31, 2009. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $707,000 and $1,078,000 by the Investment Advisor for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

$210,000 and $0 mortgage banking fees were paid to CBRE Capital Markets, an affiliate of the Investment Advisor, for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. Leasing and brokerage fees aggregating $468,000 and $198,000 were paid to the Investment Advisor or its affiliates for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. In addition, no management services fees were paid to CB Richard Ellis, UK, an affiliate of the Investment Advisor, for the six months ended June 30, 2010.

Real Estate Investments

This section contains certain information that supplements and updates the information under the section “Real Estate Investments,” which begins on page 53 of our prospectus.

Properties

As of June 30, 2010, we owned, on a consolidated basis, 62 office, retail, and industrial (primarily warehouse/distribution) properties located in eleven states (California, Florida, Georgia, Illinois, Massachusetts, Minnesota, New Jersey, North Carolina, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 9,086,000 rentable square feet, as well as one undeveloped land parcel in Georgia. Our properties previously held for sale have been transferred to continuing operations. Our consolidated properties were approximately 81.12% leased (based upon square feet) as of June 30, 2010. As of June 30, 2010, certain of our consolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which is incorporated herein by reference.

In addition, we have ownership interests in five unconsolidated entities that, as of June 30, 2010, owned interests in 30 properties. Excluding those properties owned through our investment in CBRE Strategic Partners Asia, we owned, on an unconsolidated basis, 22 industrial, office and retail properties located in seven states (Arizona, Florida, Indiana, North Carolina, Ohio, Tennessee and Texas) and in the United Kingdom and Germany encompassing approximately 8,633,000 rentable square feet. Our unconsolidated properties were approximately 99.82% leased (based upon square feet) as of June 30, 2010. As of June 30, 2010, certain of our unconsolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which is incorporated herein by reference.

The average effective annual rents for our industrial properties, office properties and retail properties were approximately $44,559,000, $52,881,000 and $8,042,000, as of June 30, 2010, respectively.

The following table provides information relating to our properties, excluding those owned through our investment in CBRE Strategic Partners Asia, as of June 30, 2010. These properties consisted of 54 industrial properties, encompassing 14,358,000 rentable square feet, 27 office properties, encompassing 2,864,000 rentable square feet and three retail properties, encompassing 497,000 rentable square feet.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Domestic Consolidated Properties:
REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34	100.00%	$6,833
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30	100.00%	6,125
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37	100.00%	7,523
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	31	100.00%	6,186
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330	100.00%	19,805
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	122	97.76%	21,834
505 Century(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100	72.40%	6,095
631 International(3) Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73	100.00%	5,407
660 North Dorothy(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120	87.50%	6,836
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185	100.00%	18,170
Cherokee Corporate Park(3) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60	0.00%	3,775
Community Cash Complex 1(3) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205	32.83%	2,690
Community Cash Complex 2(3) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	145	6.90%	2,225
Community Cash Complex 3(3) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116	100.00%	1,701
Community Cash Complex 4(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33	100.00%	547
Community Cash Complex 5(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53	84.85%	824
Fairforest Building 1(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51	100.00%	2,974
Fairforest Building 2(3) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104	100.00%	5,379
Fairforest Building 3(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100	100.00%	5,760
Fairforest Building 4(3) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	101	100.00%	5,640
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316	100.00%	16,968
Fairforest Building 6 Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101	100.00%	7,469
Fairforest Building 7(3) Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101	83.78%	5,626
Greenville/Spartanburg Industrial Park(3) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67	100.00%	3,388

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Highway 290 Commerce Park Building 1(3) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150	100.00%	5,388
Highway 290 Commerce Park Building 5(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30	100.00%	1,420
Highway 290 Commerce Park Building 7(3) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88	0.00%	4,889
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70	100.00%	4,216
Jedburg Commerce Park(3) Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	513	100.00%	41,991
Kings Mountain I Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100	100.00%	5,497
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	302	100.00%	11,311
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	0.00%	6,208
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	285	100.00%	10,302
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	102	0.00%	7,073
North Rhett III Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	80	100.00%	4,812
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,060
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	5,474
Orchard Business Park 2(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	18	100.00%	761
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	101	100.00%	6,585
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	0.00%	17,216
Highway 290 Commerce Park Building 2(3) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100	100.00%	4,626
Highway 290 Commerce Park Building 6(3) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105	0.00%	3,760
Orchard Business Park 1(3) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	33	100.00%	1,378
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	99	90.63%	17,994
Kings Mountain III(3) Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	542	0.00%	25,728
Enclave on the Lake Houston, TX	7/1/2008	1999	Office	100.00%	171	100.00%	37,827
Avion Midrise III Washington, DC	11/18/2008	2002	Office	100.00%	71	100.00%	21,111
Avion Midrise IV Washington, DC	11/18/2008	2002	Office	100.00%	72	100.00%	21,112
13201 Wilfred Minneapolis, MN	6/29/2009	1999	Warehouse/Distribution	100.00%	335	100.00%	15,340
3011, 3055 & 3077 Comcast Place Oakland, CA	7/1/2009	1988	Office	100.00%	220	100.00%	49,000
140 Depot Street Boston, MA	7/31/2009	2007	Warehouse/Distribution	100.00%	238	100.00%	18,950
12650 Ingenuity Drive Orlando, FL	8/5/2009	1999	Office	100.00%	125	100.00%	25,350
Crest Ridge Corporate Center 1 Minneapolis, MN	8/17/2009	2009	Office	100.00%	116	100.00%	28,419
West Point Trade Center Jacksonville, FL	12/30/2009	2009	Warehouse/Distribution	100.00%	602	100.00%	29,000
5160 Hacienda Drive(3)(4) Oakland, CA	4/8/2010	1988	Office	100.00%	202	100.00%	38,500
10450 Pacific Center Court(3)(4) San Diego, CA	5/7/2010	1985	Office	100.00%	134	100.00%	32,750
225 Summit Ave(3)(4) Metro New York, NY	6/21/2010	1966	Office	100.00%	143	100.00%	40,600
One Wayside Road(4) Boston, MA	6/24/2010	1998	Office	100.00%	200	100.00%	55,525

Total Domestic Consolidated Properties					8,796	81.06%	786,953

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
International Consolidated Properties:
602 Central Blvd.(3) Coventry, UK	4/27/2007	2001	Office	100.00%	50	0.00%	23,847
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40	100.00%	29,572
Albion Mills Retail Park Wakefield, UK	7/11/2008	2000	Retail	100.00%	55	100.00%	22,098
Maskew Retail Park Peterborough, UK	10/23/2008	2007	Retail	100.00%	145	100.00%	53,740

Total International Consolidated Properties					290	82.77%	129,257

Total Consolidated Properties					9,086	81.12%	916,210

Unconsolidated Properties(5):
Buckeye Logistics Center(6) Phoenix, AZ	6/12/2008	2008	Warehouse/Distribution	80.00%	605	100.00%	35,573
Afton Ridge Shopping Center(7) Charlotte, NC	9/18/2008	2007	Retail	90.00%	296	94.83%	44,530
AllPoints at Anson Bldg. 1(6) Indianapolis, IN	9/30/2008	2008	Warehouse/Distribution	80.00%	631	100.00%	27,150
12200 President’s Court(6) Jacksonville, FL	9/30/2008	2008	Warehouse/Distribution	80.00%	772	100.00%	29,995
201 Sunridge Blvd.(6) Dallas, TX	9/30/2008	2008	Warehouse/Distribution	80.00%	823	100.00%	25,690
Aspen Corporate Center 500(6) Nashville, TN	9/30/2008	2008	Office	80.00%	180	100.00%	30,033
125 Enterprise Parkway(6) Columbus, OH	12/10/2008	2008	Warehouse/Distribution	80.00%	1,142	100.00%	38,088
AllPoints Midwest Bldg. I(6) Indianapolis, IN	12/10/2008	2008	Warehouse/Distribution	80.00%	1,200	100.00%	41,428
Celebration Office Center(3)(6) Orlando, FL	5/13/2009	2009	Office	80.00%	101	100.00%	13,640
22535 Colonial Pkwy(3)(6) Houston, TX	5/13/2009	2009	Office	80.00%	90	100.00%	11,596
Fairfield Distribution Ctr. IX(3)(6) Tampa, FL	5/13/2009	2008	Warehouse/Distribution	80.00%	136	100.00%	7,151
Northpoint III(3)(6) Orlando, FL	10/15/2009	2001	Office	80.00%	108	100.00%	14,592
Goodyear Crossing Ind. Park II(3)(6) Phoenix, AZ	12/07/2009	2009	Warehouse/Distribution	80.00%	820	100.00%	36,516
3900 North Paramount Parkway(3)(4)(5) Raleigh, NC	3/31/2010	1999	Office	80.00%	101	100.00%	11,176
3900 South Paramount Parkway(3)(4)(6) Raleigh, NC	3/31/2010	1999	Office	80.00%	119	100.00%	13,055
1400 Perimeter Park Drive(3)(4)(6) Raleigh, NC	3/31/2010	1991	Office	80.00%	45	100.00%	3,970
Miramar I(3)(4)(6)(8) Fort Lauderdale, FL	3/31/2010	2001	Office	80.00%	94	100.00%	13,645
Miramar II(3)(4)(6)(8) Fort Lauderdale, FL	3/31/2010	2001	Office	80.00%	129	100.00%	20,899

Total Domestic Unconsolidated Properties					7,392	99.79%	418,727

International Unconsolidated Properties
Amber Park(3)(4)(9) South Normanton, UK	6/10/2010	1997	Warehouse/Distribution	80.00%	208	100.00%	12,514
Brackmills(3)(4)(9) Northhampton, UK	6/10/2010	1989	Warehouse/Distribution	80.00%	187	100.00%	13,407
Düren(3)(4)(10) Düren, Germany	6/10/2010	2008	Warehouse/Distribution	80.00%	392	100.00%	13,148
Shönberg(3)(4)(10) Shönberg, Germany	6/10/2010	2009	Warehouse/Distribution	80.00%	454	100.00%	13,819

Total International Unconsolidated Properties					1,241	100.00%	52,888

Total Unconsolidated Properties(5)					8,633	99.82%	471,615

Total Properties(5)					17,719	90.23%	$1,387,825

(1)      Approximate total acquisition cost represents the pro rata purchase price inclusive of customary closing costs and acquisition fees/acquisition expenses.

(2)      Includes undeveloped land zoned for future use.

(3)      This property is unencumbered and not secured by mortgage debt.

(4)

The estimated acquisition cap rates for 5160 Hacienda Drive, 10450 Pacific Center Court, 225 Summit Ave, One Wayside Road, 3900 North Paramount Parkway, 3900 South Paramount Parkway, 1400 Perimeter Park Drive, Miramar I, Miramar II, Amber Park, Brackmills, Düren and Shönberg were 8.6%, 7.6%, 7.9%, 7.3%, 9.3%, 9.3%, 9.3%, 10.1%, 10.1%, 8.3%, 8.6%, 8.0% and 8.4% respectively. Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

(5)	Does not include CBRE Strategic Partners Asia properties.

(6)	This property is held through the Duke joint venture.

(7)	This property is held through the Afton Ridge joint venture.

(8)	Consolidated properties acquired on December 31, 2009 and contributed to the Duke joint venture.

(9)	This property is held through the UK JV.

(10)	This property is held through the European JV.

International Properties—Unconsolidated

CBRE Strategic Partners Asia

Our capital commitment is currently being pledged as collateral for borrowings of CBRE Strategic Partners Asia of which our pro-rata portion of such borrowings was approximately $2,562,000 based on our 5.07% ownership interest in CBRE Strategic Partners Asia at June 30, 2010. Our share of investment management and acquisition fees paid to the Investment Manager were approximately $150,000 and $0, respectively, for the six months ended June 30, 2010. Through June 30, 2010, we had paid no fees to our Investment Advisor relating to this investment. Through June 30, 2010, we contributed $12,097,000 of our $20,000,000 CBRE Strategic Partners Asia capital commitment which was funded using net proceeds from our offering.

UK JV and European JV

On June 10, 2010, we entered into two joint ventures with subsidiaries of the Goodman Group (ASX: GMG), or Goodman, one of which will seek to invest in logistics focused warehouse/distribution properties in the United Kingdom, or the UK JV, and the other which will seek to invest in logistics focused warehouse/distribution properties in France, Belgium, the Netherlands, Luxembourg and Germany, or the European JV. We own an 80% interest in each joint venture and Goodman owns a 20% interest in each joint venture. The terms of each joint venture are described in more detail below.

UK JV

The shareholders’ agreement pertaining to the UK JV is by and among RT Princeton UK Holdings, LLC (our wholly-owned subsidiary), Goodman Jersey Holding Trust and Goodman Princeton Holdings (Jersey) Limited, the UK JV, for the purpose of acquiring and holding, either directly or indirectly, up to £400,000,000 in logistics focused warehouse/distribution properties. On June 10, 2010, we initially funded the UK JV with capital contributions of $26,180,000. The UK JV has acquired an initial portfolio of two properties, as described further in the table below, which were previously owned by a subsidiary of Goodman and which were purchased by the UK JV simultaneously with the closing of the UK JV.

Property and Market	Year Built	Property Type	Tenant	Net Rentable Sq. Feet	Percentage Leased	Lease Expiration	Approximate Total Acquisition Cost (in thousands)

Amber Park, South Normanton, UK	1997	Warehouse/Distribution	UniDrug Distribution Group	208,423	100%	3/2017	$15,642

Brackmills, Northampton, UK	1989	Warehouse/Distribution	GE Lighting Operations Limited	186,618	100%	3/2017	$16,759

The initial investment term of the UK JV is three years. A board of directors, comprised of members representing us and Goodman, in each case with an equal number of votes, has the responsibility for the supervision, management and major operating decisions of the UK JV and its business, except with respect to certain reserved matters which will require the unanimous approval of us and Goodman.

During the investment period, the UK JV has a right of first offer, with respect to certain logistics development or logistics investment assets considered for investment in the UK by Goodman or us. If a deadlock has arisen pertaining to a major decision regarding a specific property, either shareholder may exercise a buy-sell option in relation to the relevant property. After the initial investment period, either shareholder wishing to exit the UK JV may exercise a buy-sell option.

The UK JV will pay certain fees to certain Goodman subsidiaries in connection with the services they provide to the UK JV, including but not limited to investment advisory, development management and property management services. Goodman may also be entitled to a promoted interest in the UK JV.

    European JV

The shareholders’ agreement pertaining to the European JV is by and among RT Princeton CE Holdings, LLC (our wholly-owned subsidiary), Goodman Europe Development Trust acting by its trustee Goodman Europe Development Pty Ltd. and Goodman Princeton Holdings (LUX) S.À.R.L., the European JV, for the purpose of acquiring and holding, either directly or indirectly, up to €400,000,000 in logistics focused warehouse/ distribution properties. On June 10, 2010, we initially funded the European JV with capital contributions of $26,802,000. The European JV has acquired an initial portfolio of two properties, as described further in the table below, which were previously owned by a subsidiary of Goodman and which were purchased by the European JV simultaneously with the closing of the European JV and expects to acquire a third property upon its completion, which is expected to be in the third quarter of 2010.

Property and Market	Year Built	Property Type	Tenant	Net Rentable Sq. Feet	Percentage Leased	Lease Expiration	Approximate Total Acquisition Cost (in thousands)
Düren, Düren, Germany	2008	Warehouse/Distribution	Metsä Tissue GmbH	391,494	100%	01/2013	$16,435

Shönberg, Shönberg, Germany	2009	Warehouse/Distribution	LK Logistik GmbH	453,976	100%	04/2015	$17,274

Langenbach, Munich, Germany(1)	N/A	Warehouse/Distribution	DSV Stuttgart GmbH & Co. KG	225,106	100%	07/2015	—

(1)

The European JV expects to acquire Langenbach upon its completion which is expected to occur during the third quarter of 2010. This acquisition is subject to certain contingencies and there can be no assurance that this acquisition will occur.

The initial investment term of the European JV is three years. A board of directors, comprised of members representing us and Goodman, in each case with an equal number of votes, has the responsibility for the supervision, management and major operating decisions of the European JV and its, except with respect to certain reserved matters which will require the unanimous approval of us and Goodman.

During the investment period, the European JV has a right of second offer (after another investment vehicle managed by Goodman) with respect to certain logistics development or logistics investment assets considered for investment by Goodman, and has a right of first offer with respect to certain logistics development or logistics investment assets considered for investment by us. If a deadlock has arisen pertaining to a major decision regarding a specific property, either shareholder may exercise a buy-sell option in relation to the relevant property. After the initial investment period, either shareholder wishing to exit the European JV may exercise a buy-sell option. The European JV will pay certain fees to certain Goodman subsidiaries in connection with the services they provide to the European JV, including but not limited to investment advisory, development management and property management services. Certain Goodman subsidiaries may also be entitled to a promoted interest in the European JV.

Property Type Concentration

Our property type concentrations as of June 30, 2010 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Property Type	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Office	18	1,897	$470,108	9	967	$132,606	27	2,864	$602,714
Warehouse/Distribution	34	5,881	293,447	12	7,370	294,479	46	13,251	587,926
Retail	2	201	75,838	1	296	44,530	3	497	120,368
Manufacturing	8	1,107	76,817	—	—	—	8	1,107	76,817

Total	62	9,086	$916,210	22	8,633	$471,615	84	17,719	$1,387,825

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Geographic Concentration

Our geographic concentrations as of June 30, 2010 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Domestic	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
South Carolina	29	3,647	$184,324	—	—	$—	29	3,647	$184,324
Florida	2	725	54,350	6	1,340	99,922	8	2,065	154,272
California	7	688	146,917	—	—	—	7	688	146,917
North Carolina	5	1,360	66,337	4	561	72,731	9	1,921	139,068
Texas	5	563	74,159	2	913	37,286	7	1,476	111,445
Massachusetts	3	769	94,280	—	—	—	3	769	94,280
Arizona	—	—	—	2	1,425	72,089	2	1,425	72,089
Indiana	—	—	—	2	1,831	68,578	2	1,831	68,578
Minnesota	2	452	43,759	—	—	—	2	452	43,759
Virginia	2	143	42,223	—	—	—	2	143	42,223
New Jersey	1	142	40,600	—	—	—	1	142	40,600
Ohio	—	—	—	1	1,142	38,088	1	1,142	38,088
Tennessee	—	—	—	1	180	30,033	1	180	30,033
Georgia	1	122	21,834	—	—	—	1	122	21,834
Illinois	1	185	18,170	—	—	—	1	185	18,170

Total Domestic	58	8,796	786,953	18	7,392	418,727	76	16,188	1,205,680
International
United Kingdom	4	290	129,257	2	395	25,921	6	685	155,178
Germany	—	—	—	2	846	26,967	2	846	26,967

Total International	4	290	129,257	4	1,241	52,888	8	1,531	182,145

Total	62	9,086	$916,210	22	8,633	$471,615	84	17,719	$1,387,825

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Significant Tenants

The following table details our largest tenants as of June 30, 2010 (in thousands):

			Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Tenant		Primary Industry	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
1	Amazon.com(2)	Internet Retail	—	$—	2,056	$7,705	2,056	$7,705
2	Nuance	Software	201	5,263	—	—	201	5,263
3	Comcast	Telecommunications	220	4,578	—	—	220	4,578
4	SBM Offshore(3)	Petroleum and Mining	171	4,277	—	—	171	4,277
5	Barr Laboratories	Pharmaceutical and Health Care Related	143	4,061	—	—	143	4,061
6	Unilever(4)	Consumer Products	—	—	1,595	3,864	1,595	3,864
7	PPD Development	Pharmaceutical and Health Care Related	—	—	251	3,616	251	3,616
8	Carl Zeiss	Pharmaceutical and Health Care Related	202	3,337	—	—	202	3,337
9	Prime Distribution Services	Logistics and Distribution	—	—	1,200	2,958	1,200	2,958
10	American LaFrance	Vehicle Related Manufacturing	513	2,892	—	—	513	2,892
11	Kellogg’s	Consumer Product	—	—	1,142	2,817	1,142	2,817
12	B&Q	Home Furnishings/ Home Improvement	104	2,496	—	—	104	2,496
13	Syngenta Seed	Agriculture	116	2,472	—	—	116	2,472
14	Time Warner	Telecommunications	134	2,412	—	—	134	2,412
15	Dr. Pepper	Food service and Retail	602	2,388	—	—	602	2,388
16	REMEC	Defense and Aerospace	133	2,376	—	—	133	2,376
17	US General Services Administration	Government	72	2,197	—	—	72	2,197
18	Verizon Wireless(5)	Telecommunications	—	—	180	2,180	180	2,180
19	Royal Caribbean	Travel/Leisure	—	—	129	2,139	129	2,139
20	Kaplan(6)	Education	125	2,117	—	—	125	2,117
21	Best Buy	Specialty Retail	238	1,657	30	317	268	1,974
22	Regus Business Centers	Executive Office Suites	86	1,862	—	—	86	1,862
23	Disney Vacation Development	Entertainment	—	—	101	1,800	101	1,800
24	Lockheed Martin	Defense and Aerospace	72	1,793	—	—	72	1,793
25	DeVry	Education	—	—	94	1,517	94	1,517
	Other (98 tenants)		4,241	19,849	1,840	10,540	6,081	30,389

			7,373	$66,027	8,618	$39,453	15,991	$105,480

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

(2)

Our tenants are Amazon.com.azdc, Inc., in our Buckeye Logistics Center and Goodyear Crossing Park II properties, and Amazon.com.indc, LLC, in our AllPoints at Anson Bldg. 1 property, which are all wholly-owned subsidiaries of Amazon.com.

(3)	Our tenant is Atlantic Offshore Ltd., a wholly-owned subsidiary of SBM Offshore.

(4)	Our tenant is CONOPCO, Inc., a wholly-owned subsidiary of Unilever.

(5)	Verizon Wireless is the d/b/a for Cellco Partnership.

(6)	Our tenant is Iowa College Acquisitions Corp., an operating subsidiary of Kaplan, Inc. The lease is guaranteed by Kaplan Inc.

Tenant Industries

Our tenants operate across a wide range of industries. The following table details our tenant-industry concentrations as of June 30, 2010 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Primary Tenant Industry Category	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
Pharmaceutical and Health Care Related	696	$8,970	462	$4,753	1,158	$13,723
Telecommunications	670	8,223	180	2,180	850	10,403
Consumer Products	156	893	3,325	9,198	3,481	10,091
Internet Retail	330	1,426	2,056	7,705	2,386	9,131
Logistics and Distribution	614	2,099	1,791	4,651	2,404	6,750
Software	201	5,263	—	—	201	5,263
Home Furnishings/Home Improvement	549	4,740	35	391	584	5,131
Petroleum and Mining	171	4,277	—	—	171	4,277
Defense and Aerospace	204	4,170	—	—	204	4,170
Travel and Leisure	—	—	229	3,939	229	3,939
Vehicle Related Manufacturing	709	3,919	—	—	709	3,919
Education	125	2,117	94	1,517	219	3,634
Business Services	561	2,318	103	1,214	665	3,532
Food Service and Retail	743	3,225	16	300	759	3,525
Specialty Retail	284	2,699	75	712	359	3,411
Other Manufacturing	841	2,808	—	—	841	2,808
Agriculture	116	2,472	—	—	116	2,472
Government	72	2,197	—	—	72	2,197
Executive Office Suites	86	1,862	—	—	86	1,862
Financial Services	182	1,604	—	—	182	1,604
Utilities	—	—	108	1,280	108	1,280
Apparel Retail	—	—	91	842	91	842
Other Retail	22	123	47	645	69	768
Professional Services	41	622	6	126	47	748

Total	7,373	$66,027	8,618	$39,453	15,991	$105,480

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated and unconsolidated properties as of June 30, 2010 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent
2010 (Six months ending December 31, 2010)	166	$373	—	$—	166	$373
2011	174	893	—	—	174	893
2012	691	9,892	33	557	724	10,449
2013	1,296	8,126	411	1,566	1,707	9,692
2014	102	521	15	254	117	775
2015	856	3,760	458	1,288	1,314	5,048
2016	301	1,618	259	4,684	560	6,302
2017	200	3,421	605	5,235	805	8,656
2018	715	8,385	3,088	12,840	3,803	21,225
2019	1,697	13,239	3,253	11,216	4,950	24,455
2020	326	5,688	—	—	326	5,687
Thereafter	849	15,218	496	7,021	1,345	22,239

Total	7,373	$71,133	8,618	$44,661	15,991	$115,794

Weighted Average Expiration (years)		8.22		8.82		8.45

(1)

Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Property Portfolio Size

Our portfolio size at the end of each quarter since commencement of our initial public offering through June 30, 2010 is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Cumulative Property Portfolio as of:	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
9/30/2006	9	878	$86,644	—	—	$—	9	878	$86,644
12/31/2006	9	878	86,644	—	—	—	9	878	86,644
3/31/2007	9	878	86,644	—	—	—	9	878	86,644
6/30/2007	10	928	110,491	—	—	—	10	928	110,491
9/30/2007	42	5,439	348,456	—	—	—	42	5,439	348,456
12/31/2007	44	5,576	353,594	—	—	—	44	5,576	353,594
3/31/2008	47	6,257	426,856	—	—	—	47	6,257	426,856
6/30/2008	47	6,257	426,856	1	605	35,636	48	6,862	462,492
9/30/2008	49	6,483	486,777	6	3,307	193,773	55	9,790	680,550
12/31/2008	52	6,771	582,682	8	5,649	273,205	60	12,420	855,887
3/31/2009	52	6,771	582,717	8	5,649	273,130	60	12,420	855,847
6/30/2009	53	7,106	598,103	11	5,976	305,308	64	13,082	903,411
9/30/2009	57	7,805	719,822	11	5,976	305,202	68	13,781	1,025,024
12/31/2009	60	8,630	791,314	13	6,904	356,158	73	15,534	1,147,472
3/31/2010	58	8,407	748,835	18	7,392	418,818	76	15,799	1,167,653
6/30/2010	62	9,086	916,210	22	8,633	471,615	84	17,719	1,387,825

(1)

Net Rentable Square Feet for unconsolidated properties is at 100%. Approximate Total Acquisition Cost is at our pro rata share of effective ownership and does not include our investment in CBRE Strategic Partners Asia.

Rental Operations

Our reportable segments consist of three types of commercial real estate properties for which our management internally evaluates operating performance and financial results: the Domestic Industrial Properties, Domestic Office Properties and International Office/Retail Properties. All periods presented have been revised to report our segment results under our new reportable segment structure. We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our company-level general and administrative expenses. The following tables compare the net operating income for the three and six months ended June 30, 2010 and 2009 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Domestic Industrial Properties
Revenues:
Rental	$5,487	$4,303	$11,300	$8,989
Tenant Reimbursements	1,295	1,003	2,553	2,103

Total Revenues	6,782	5,306	13,853	11,092

Property and Related Expenses:
Operating and Maintenance	395	313	733	670
General and Administrative	116	94	162	139
Property Management Fee to Related Party	77	87	138	180
Property Taxes	1,455	1,090	2,886	2,146

Total Expenses	2,043	1,584	3,919	3,135

Net Operating Income	4,739	3,722	9,934	7,957

Domestic Office Properties
Revenues:
Rental	7,612	3,713	14,861	7,485
Tenant Reimbursements	1,467	940	3,046	1,701

Total Revenues	9,079	4,653	17,907	9,186

Property and Related Expenses:
Operating and Maintenance	957	739	2,114	1,528
General and Administrative	84	43	171	101
Property Management Fee to Related Party	27	27	60	64
Property Taxes	1,096	608	2,286	1,218

Total Expenses	2,164	1,417	4,631	2,911

Net Operating Income	6,915	3,236	13,276	6,275

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
International Office/Retail Properties
Rental	1,535	1,831	3,475	3,715
Tenant Reimbursements	55	95	136	180

Total Revenues	1,590	1,926	3,611	3,895

Property and Related Expenses:
Operating and Maintenance	59	93	139	174
General and Administrative	86	15	121	67
Property Management Fee to Related Party	72	(2)	142	10

Total Expenses	217	106	402	251

Net Operating Income	1,373	1,820	3,209	3,644

Reconciliation to Consolidated Net Loss
Total Segment Net Operating Income(1)	13,027	8,778	26,419	17,876
Interest Expense	3,238	2,638	6,333	5,445
General and Administrative	1,553	733	2,224	1,621
Investment Management Fee to Related Party	2,687	1,783	5,118	3,486
Acquisition Expenses	4,841	998	5,219	998
Depreciation and Amortization	6,717	6,148	13,960	11,870

	(6,009)	(3,522)	(6,435)	(5,544)

Other Income and Expenses
Interest and Other Income	91	140	689	261
Net Settlement Payments on Interest Rate Swaps	(230)	(152)	(444)	(233)
Loss on Interest Rate Swaps and Cap	(115)	525	(503)	357
Loss on Note Payable at Fair Value	(5)	(128)	(78)	(693)
Loss on Early Extinguishment of Debt	—	—	(73)	—

Loss Before Provision for Income Taxes and Equity in Income (Loss) of Unconsolidated Entities	(6,268)	(3,137)	(6,844)	(5,852)

Provision for Income Taxes	(70)	(58)	(85)	(87)
Equity in Income (Loss) of Unconsolidated Entities	2,109	(1,051)	2,846	(1,849)

Net Loss	(4,229)	(4,246)	(4,083)	(7,788)

Net Loss Attributable to Non-Controlling Operating Partnership Units	8	8	7	21

Net Loss Attributable to CB Richard Ellis Realty Trust Shareholders	$(4,221)	$(4,238)	$(4,076)	$(7,767)

(1)

Total Segment Net Operating Income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be viewed as an alternative measure of operating performance to our U.S. GAAP presentations provided. Segment “Net Operating Income” is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, including real estate taxes) before depreciation and amortization expense. The Net Operating Income segment information presented consists of the same Net Operating Income segment information disclosed in Note 9 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Tax Basis and Real Estate Tax

The following table provides information regarding our tax basis and real estate taxes at each of our consolidated properties as of June 30, 2010:

Location	Property	Original Income Tax Basis	2010 Real Estate Annual Taxes
San Diego, CA	REMEC Corporate Campus	$26,667,000	$311,000
Taunton, MA	300 Constitution Drive	19,805,000	329,000
Alpharetta, GA	Deerfield Commons I	19,572,000	299,000
Alpharetta, GA	Deerfield Commons II	2,262,000	50,000
Allen, TX	505 Century	6,095,000	106,000
Richardson, TX	631 International	5,407,000	104,000
Richardson, TX	660 North Dorothy	6,836,000	115,000
Bolingbrook, IL	Bolingbrook Point III	18,170,000	203,000
Spartanburg, SC	Cherokee Corporate Park	3,775,000	38,000
Spartanburg, SC	Community Cash Complex 1-5	7,987,000	145,000
Spartanburg, SC	Fairforest Bldgs 1-4	19,753,000	356,000
Spartanburg, SC	Fairforest Bldg. 5	16,968,000	264,000
Spartanburg, SC	Fairforest Bldg. 6	7,469,000	160,000
Spartanburg, SC	Fairforest Bldg. 7	5,626,000	137,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	3,388,000	69,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	20,083,000	370,000
Spartanburg, SC	HJ Park Bldg. 1	4,216,000	105,000
Charleston, SC	Jedburg Commerce Park	41,991,000	759,000
Charlotte, NC	Kings Mountain I	5,497,000	35,000
Charlotte, NC	Kings Mountain II	11,311,000	56,000
Charleston, SC	Mount Holly Building	6,208,000	54,000
Charleston, SC	North Rhett I	10,302,000	143,000
Charleston, SC	North Rhett II	7,073,000	66,000
Charleston, SC	North Rhett III	4,812,000	55,000
Charleston, SC	North Rhett IV	17,060,000	224,000
Charleston, SC	Orangeburg Park Bldg.	5,474,000	181,000
Spartanburg, SC	Orchard Business Park 1 & 2	2,139,000	47,000
Winston-Salem, NC	Union Cross Bldg. I	6,585,000	178,000
Winston-Salem, NC	Union Cross Bldg. II	17,216,000	172,000
Lewisville, TX	Lakeside Office Center	17,994,000	252,000
Charlotte, NC	Kings Mountain III	25,728,000	74,000
Houston, TX	Enclave on the Lake	37,827,000	739,000
Washington, DC	Avion Midrise III	21,111,000	259,000
Washington, DC	Avion Midrise IV	21,112,000	261,000
Minneapolis, MN	13201 Wilfred Lane	15,340,000	526,000
Oakland, CA	3011, 3055 & 3077 Comcast Place	49,000,000	792,000
Boston, MA	140 Depot Street	18,950,000	290,000
Orlando, FL	12650 Ingenuity Drive	25,350,000	332,000
Minneapolis, MN	Crest Ridge Corporate Center I	28,419,000	285,000
Jacksonville, FL	West Point Trade Center	29,000,000	490,000
Oakland, CA	5160 Hacienda Drive	38,500,000	472,000
San Diego, CA	10450 Pacific Center Court	32,750,000	250,000
Montvale, NJ	225 Summit Ave	40,600,000	457,000
Boston, MA	One Wayside Road	55,525,000	544,000
Coventry, UK	602 Central Blvd.	23,847,000	N/A
Reading, UK	Thames Valley Five	29,572,000	N/A
Wakefield, UK	Albion Mills Retail Park	22,098,000	N/A
Peterborough, UK	Maskew Retail Park	53,740,000	N/A

Total		$916,210,000	$11,154,000

Recent Developments

On June 23, 2010, we entered into a purchase and sale agreement to acquire, subject to customary closing conditions, Millers Ferry Road, located at Millers Ferry Road and Mars Road in Wilmer, TX, a suburb of Dallas. We will acquire Millers Ferry Road for approximately $44,000,000, exclusive of customary closing costs. We anticipate that the acquisition will be funded using the net proceeds from this offering. Millers Ferry Road, scheduled to be completed in the second quarter of 2011, will be a 1,020,000 square foot, warehouse/distribution center with no operating history. We expect that the property will be 100% leased to Whirlpool Corporation to be utilized as a regional distribution center through December 2020. Whirlpool Corporation is a leading global manufacturer and marketer of major home appliances. While we anticipate this acquisition will close during the second quarter of 2011, this agreement is subject to a number of contingencies, including, but not limited to, substantial completion of the construction of the property and acceptance by the tenant of the space and therefore there can be no assurances that this acquisition will occur.

On July 6, 2010, we entered into a purchase and sale agreement to acquire, subject to customary closing conditions, 100 Tice Blvd., located at 100 Tice Blvd. in Woodcliff Lake, New Jersey, a suburb of New York City. We will acquire 100 Tice Blvd. for approximately $67,600,000, of which approximately $42,600,000 will be paid by assuming an existing mortgage loan held by Hartford Life and Accident Insurance Company and Principal Life Insurance Company. We anticipate that the remainder of the purchase price will be funded using the net proceeds from our current public offering. 100 Tice Blvd. is a 208,911 square foot office building that is 100% leased to Eisai Inc. through December 2021 and is used as Eisai’s North American headquarters. Eisai Inc. is the U.S. operating subsidiary of the Japanese company Eisai Co., Ltd. Eisai Inc. is a producer of pharmaceuticals for the treatment of Alzheimer’s disease and cancers. While we anticipate this acquisition to close during the third quarter of 2010, the agreement to acquire the property is subject to a number of contingencies and therefore there can be no assurances that this acquisition will occur.

On August 24, 2010, the Duke joint venture closed on the acquisition of additional land and entered into a construction agreement, and lease amendments, collectively, the Expansion Agreements, to expand the AllPoints at Anson Bldg. 1 property, a warehouse/distribution center located in Whitestown, IN, a suburb of Indianapolis. The existing property is 100% leased to a subsidiary of Amazon.com through July 2018. Pursuant to the Expansion Agreements, AllPoints at Anson Bldg. 1 (i) will be expanded from the current 630,573 square feet to approximately 1,036,573 square feet and (ii) will remain 100% leased to a subsidiary of Amazon.com, which lease will be extended through April 2021. The total cost of the expansion is anticipated to be approximately $16,900,000 to the Duke joint venture. We own an 80% interest in the Duke joint venture and we expect to make cash contributions of approximately $13,541,000 to the Duke joint venture over the construction period in connection with the Expansion Agreements. We will pay a construction supervision fee of $203,000 to our Investment Advisor in connection with the Expansion Agreements.

On August 31, 2010, we entered into an amended and restated credit agreement through our subsidiaries with Wells Fargo Bank, N.A. to expand the Wells Fargo Credit Facility from its initial capacity of $70,000,000 to an amended capacity of $125,000,000, or the Amended Wells Fargo Credit Facility. In connection with the Amended Wells Fargo Credit Facility, the minimum outstanding amount was increased to $25,000,000 and as such an additional $10,000,000 was drawn ($15,000,000 was initially drawn on May 26, 2010) with the remaining $100,000,000 available for disbursement during the term of the facility. The Amended Wells Fargo Credit Facility is secured by an additional three of our properties, for a total of eight properties in all: 13201 Wilfred Lane, 3011, 3055 & 3077 Comcast Place, 140 Depot Street, Crest Ridge Corporate Center, West Point Trade Center, 5160 Hacienda Drive, 10450 Pacific Center Court and 225 Summit Avenue. The interest rate was reduced by 25 basis points to 275 basis points over LIBOR (which rate will apply to all withdrawals from the Amended Wells Fargo Credit Facility other than the initial $15,000,000 that was drawn on May 26, 2010) and the interest rate floor of 4.00% was eliminated. The initial maturity date remains May 26, 2014, however we may extend the maturity date to May 26, 2015, subject to certain conditions. The Amended Wells Fargo Credit Facility is subject to certain representations and warranties and customary financial covenants (including certain negative financial covenants) with which we believe we were in compliance as of August 31, 2010. A commitment fee of $632,500 was paid to Wells Fargo Bank, N.A. at closing. We will also pay certain other customary fees in connection with the Amended Wells Fargo Credit Facility including fees related to the unused loan amount, extension, administrative and other fees, the amount of which in some cases is subject to certain terms and conditions.

The Investment Advisor

This section updates the ages of certain of the executive officers of our Investment Advisor included under the section “The Investment Advisor,” which begins on page 73 of our prospectus.

The executive officers of the Investment Advisor are as follows:

Name	Age	Position
Jack A. Cuneo	62	President and Chief Executive Officer
Laurie E. Romanak	50	Managing Director
Douglas J. Herzbrun	55	Managing Director/Global Head of Research
Philip L. Kianka	53	Director of Operations
Christopher B. Allen	43	Director of Finance
Nickolai S. Dolya	33	Director of Capital Markets
Charles W. Hessel	39	Director of Investments
Hugh S. O’Beirne	39	Senior Counsel
Brian D. Welcker	61	Director of Asset Management
G. Eric Fraser	60	Director of Accounting

Distribution Policy

This section contains certain information that supplements and updates the information under the section “Distribution Policy,” which begins on page 37 of our prospectus.

The following table presents total distributions declared and paid and distributions per share:

2010 Quarters	First	Second
Total distributions declared and paid	$16,841,000	$19,266,000
Distributions per share	$0.15	$0.15
Amount of distributions per share funded by cash flows provided by operating entities	$0.1212	$0.0540
Amount of distributions per share funded by uninvested proceeds from financings of our properties	$0.0288	$0.0960

2009 Quarters	First	Second	Third	Fourth
Total distributions declared and paid	$10,066,000	$11,181,000	$12,767,000	$14,750,000
Distributions per share	$0.15	$0.15	$0.15	$0.15
Amount of distributions per share funded by cash flows provided by operating entities	$0.0903	$0.0643	$0.1309	$0.0434
Amount of distributions per share funded by uninvested proceeds from financings of our properties	$0.0597	$0.0857	$0.0191	$0.1066

For the quarter ended June 30, 2010, distributions were funded 35.79% by cash flows provided by operating activities and 64.21% from uninvested proceeds from financings of our properties. In addition, distributions totaling $7,318,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during the quarter ended June 30, 2010.

For the quarter ended March 31, 2010, distributions were funded 80.79% by cash flows provided by operating activities and 19.21% from uninvested proceeds from financings of our properties. In addition, distributions totaling $6,197,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during the quarter ended March 31, 2010.

Our 2009 distributions were funded 53.78% by cash flows provided by operating activities and 46.22% from uninvested proceeds from financings of our properties. In addition, distributions totaling $17,600,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during 2009.

Our board of trustees has approved a quarterly distribution to shareholders of $0.15 per common share for the third quarter of 2010. The distribution will be calculated on a daily basis and paid on October 15, 2010 to shareholders of record during the period from July 1, 2010 through and including September 30, 2010.

Summary Selected Financial Data

This section supersedes the information under the section “Summary Selected Financial Data,” which begins on page 39 of our prospectus.

Summary Selected Financial and Operating Data

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our incorporated documents.

The summary historical consolidated balance sheet information as of June 30, 2010 and 2009, December 31, 2009, 2008, 2007, 2006 and 2005 as well as the summary historical consolidated statement of operations information for the six months ended June 30, 2010 and June 30, 2009 and for the periods ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from our historical consolidated financial statements.

Our unaudited summary selected pro forma consolidated financial data is presented for the six months ended June 30, 2010 and for the year ended December 31, 2009. Our unaudited summary selected pro forma consolidated statements of operations data for the six months ended June 30, 2010 and for the year ended December 31, 2009 are based on our historical consolidated statements of operations and gives effect to the acquisitions of the following properties as if they were acquired on January 1, 2009, (i) the 13201 Wilfred Lane property which was acquired on June 29, 2009, (ii) the 3011, 3055, 3077 Comcast Place property which was acquired on July 1, 2009, (iii) the 12650 Ingenuity Drive property which was acquired on August 5, 2009, (iv) the Northpoint III property, a Duke joint venture interest which was acquired on October 15, 2009, (v) the West Point Trade Center property which was acquired on December 30, 2009, (vi) the Miramar I property which was acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (vii) the Miramar II property which was acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (viii) the 3900 North Paramount Parkway, 3900 South Paramount Parkway and 1400 Perimeter Park Drive properties, a Duke joint venture interest which was acquired on March 31, 2010, (ix) the 5160 Hacienda Drive property which was acquired on April 8, 2010, (x) the 10450 Pacific Court Center property which was acquired on May 7, 2010, (xi) the Amber Park and Brackmills properties, UK JV interests which were acquired on June 10, 2010, (xii) the Düren and Shönberg properties, European JV interests which were acquired on June 10, 2010, (xiii) the 225 Summit Avenue property which was acquired on June 21, 2010, and (xiv) the One Wayside Road property which was acquired on June 24, 2010.

Our unaudited pro-forma financial information is not necessarily indicative of what our results of operations would have been for the periods indicated, nor does it purport to represent our future results of operations. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 has not been included in the presentation of these unaudited pro forma financial statements due to the fact that all properties acquired and investments in unconsolidated joint venture investments are already reflected in the June 30, 2010 consolidated balance sheet included in our Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2010.

	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Six Months Ended June 30,	Six Months Ended June 30,		Year Ended December 31,	Year Ended December 31,
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenues
Rental	$36,263	$29,636	$20,189	$70,278	$47,023	$33,396	$14,028	$6,630	$4,614
Tenant Reimbursements	6,275	5,735	3,984	11,950	9,301	6,753	2,633	1,830	872

Total Revenue	42,538	35,371	24,173	82,228	56,324	40,149	16,661	8,460	5,486

Expenses
Operating and Maintenance	3,224	2,986	2,372	6,108	4,974	3,248	1,057	860	367
Property Taxes	5,879	5,172	3,364	10,285	7,624	5,479	1,778	1,103	563
Interest	7,171	6,333	5,445	13,705	11,378	10,323	5,049	1,784	1,195
General and Administrative Expense	2,678	2,678	1,928	4,579	4,246	3,320	1,853	851	359
Property Management Fee to Related Party	589	340	254	1,172	656	491	160	41	7
Investment Management Fee to Related Party	6,015	5,118	3,486	11,116	7,803	3,964	1,547	739	603
Class C Fee to Related Party	—	—	—	—	—	—	—	145	459
Acquisition Expenses	5,219	5,219	998	11,643	5,832	—	—	—	—
Depreciation and Amortization	16,205	13,960	11,870	32,172	25,093	17,171	8,050	4,618	2,478
Loss on Impairment	—	—	—	9,160	9,160	—	—	—	—

Total Expenses	46,980	41,806	29,717	99,940	76,766	43,996	19,494	10,141	6,031

Other Income and Expenses
Interest and Other Income	689	689	261	349	344	2,039	2,855	255	460
Net Settlement (Payments) Receipts on Interest Rate Swaps	(444)	(444)	(233)	(660)	(660)	65	—	—	—
(Loss) Gain on Interest Rate Swaps and Cap	(503)	(503)	357	89	89	(1,496)	—	—	—
(Loss) Gain on Note Payable at Fair Value	(78)	(78)	(693)	(807)	(807)	1,168	—	—	—
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	—	—	—	—	—	(3,451)	—	—	—
Loss on Early Extinguishment of Debt	(73)	(73)	—	—	—	—	—	—	—

Total Other Income and (Expenses)	(409)	(409)	(308)	(1,029)	(1,034)	(1,675)	2,855	255	460

(Loss) Income Before Provision for Income Taxes and Equity in Income (Loss) of Unconsolidated Entities	(4,851)	(6,844)	(5,852)	(18,741)	(21,476)	(5,522)	22	(1,426)	(85)
(Provision) Benefit for Income Taxes	(85)	(85)	(87)	(169)	(169)	82	(279)	—	—
Equity in Income (Loss) of Unconsolidated Entities	4,159	2,846	(1,849)	10,008	2,743	(1,242)	(150)	—	—

Net Loss	(777)	(4,083)	(7,788)	(8,902)	(18,902)	(6,682)	(407)	(1,426)	(85)

Net Loss Attributable to Non-Controlling Operating Partnership Units	1	7	21	20	54	26	4	(1,058)	(7)

Net Loss Attributable to CB Richard Ellis Realty Trust Shareholders	$(776)	$(4,076)	$(7,767)	$(8,882)	$(18,848)	$(6,656)	$(403)	$(2,484)	$(92)

Per Share Data:
Basic and Diluted Net Loss Per Share	$(0.01)	$(0.03)	$(0.11)	$(0.11)	$(0.23)	$(0.14)	$(0.02)	$(0.35)	$(0.01)

Weighted Average Common Shares Outstanding—Basic and Diluted	120,399,165	120,399,165	70,844,927	81,367,593	81,367,593	46,089,680	18,545,418	7,010,722	6,967,762
Dividends Declared Per Share	$0.30	$0.30	$0.30	$0.60	$0.60	$0.59	$0.54	$0.50	$0.42

	Historical Consolidated		Historical Consolidated
	June 30,		December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in thousands)
Balance Sheet Data:
Investments in Real Estate, After Accumulated Depreciation and Amortization	$732,992	$503,574	$639,573	$484,827	$309,805	$70,650	$57,163
Investments in Unconsolidated Entities	316,485	162,421	214,097	131,703	101	—	—
Total Assets	1,324,842	825,344	1,059,019	709,920	435,751	97,807	94,118
Notes Payable	225,673	179,588	212,425	177,161	116,876	34,975	34,975
Loan Payable	15,000	—	—	—	45,000	—	—
Total Liabilities	291,713	221,262	256,556	220,249	189,224	44,834	41,510
Non-controlling Interest	2,464	2,464	2,464	2,464	2,464	2,464	250
Shareholders’ Equity	1,030,665	601,618	799,999	487,207	244,063	50,509	52,358
Total Liabilities and Shareholders’ Equity	1,324,842	825,344	1,059,019	709,920	435,751	97,807	94,118

Non-GAAP Supplemental Financial Measure: Funds from Operations

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient by themselves. Consequently, the National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a supplemental measure of REIT operating performance.

FFO is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net income. FFO, as we define it, is presented as a supplemental financial measure. Management believes that FFO is a useful supplemental measure of REIT performance. FFO does not present, nor do we intend for it to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.

We compute FFO in accordance with standards established by NAREIT. Modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business and provide greater transparency to the investing public as to how their management team considers their results of operations. As a result, our FFO may not be comparable to FFO as reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Management believes that NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time, and that depreciation charges required by GAAP do not always reflect the underlying economic realities. Likewise, the exclusion from NAREIT’s definition of FFO of gains and losses from the sales of previously depreciated operating real estate assets, allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. Thus, FFO provides a performance measure that, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates and operating costs. Management also believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs, since FFO is generally recognized as the industry standard for reporting the operations of REITs.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, which excludes the effects of acquisition costs, any non-cash impairment charges and unrealized (gain) loss in an unconsolidated entity. We believe that adjusting FFO to exclude these acquisition costs, impairment charges and unrealized (gain) loss in an unconsolidated entity more appropriately presents our results of operations on a comparative basis. The items that we exclude from FFO, as adjusted, are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. The economics underlying these excluded items are not the primary factors in management’s decision-making process. Period to period fluctuations in these items can be driven by accounting for short-term factors that are not relevant to long-term investment decisions, long-term capital structures or long-term tax planning and tax structuring decisions. Therefore, while our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to similarly named measures of other REITs and real estate companies, we believe that it provides a meaningful supplemental measure of our operating performance. We believe that investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy, thus fostering a greater degree of transparency into our management process.

Neither FFO, nor FFO as adjusted, represents cash generated from operating activities in accordance with GAAP and should not be considered as alternatives to (i) net income (determined in accordance with GAAP), as indications of our financial performance, or (ii) to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. We believe that to further understand our performance, each of FFO and FFO, as adjusted, should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

The following table presents our FFO and FFO, as adjusted for the three months ended June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009 (in thousands, except per share data):

	Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009

Reconciliation of net income (loss) to funds from operations:
Net income (loss) attributable to CB Richard Ellis Realty Trust Shareholders	$(4,221)	$145	$(7,669)	$(3,412)
Adjustments:
Non-controlling interest	(8)	1	(17)	(16)
Real estate depreciation and amortization	6,717	7,243	6,722	6,501
Realized gain from transfer of real estate to unconsolidated entities	—	(154)	—	—
Net effect of FFO adjustment from unconsolidated entities(1)	4,382	3,715	3,687	3,891

FFO	$6,870	$10,950	$2,723	$6,964
Other Adjustments:
Acquisition expenses/Organization expenses(2)	5,529	$382	$2,298	$2,536
Real estate impairment loss	—	—	9,160	—
Unrealized loss (gain) in unconsolidated entity	(373)	24	(3,988)	214

FFO, as adjusted	$12,026	$11,356	$10,193	$9,714

FFO per share (basic and diluted)	$0.05	$0.10	$0.03	$0.08
FFO, as adjusted, per share (basic and diluted)	$0.09	$0.10	$0.10	$0.11

(1)

Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) for each of our unconsolidated entities multiplied by our ownership interest in each of these unconsolidated entities during the quarter ended June 30, 2010 and multiplied by the percentage of income or loss recognized by us for each of these unconsolidated entities during the prior quarters.

(2)	In addition to organization and acquisition costs incurred in our consolidated results, this adjustment also includes our portion of acquisition costs incurred within our unconsolidated entities.

Description of Shares

This section contains certain information that supplements the description of our Share Redemption Program following the caption “Description of Shares—Share Redemption Program,” which begins on page 89 of our prospectus.

For the quarter ended June 30, 2010, we received requests to redeem 379,950.71 common shares pursuant to our share redemption program. We redeemed 100% of the redemption requests for the quarter ended June 30, 2010 at an average price per share of $9.07. We funded share redemptions for the period noted above from the cumulative proceeds of the sale of our common shares pursuant to our dividend reinvestment plan.

Experts

This section contains certain information that supplements and updates the information under the section “Experts,” which begins on page 124 of our prospectus.

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Annual Report on Form 10-K of CB Richard Ellis Realty Trust and its subsidiaries, or the Company, for the year ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC Topic 805 Business Combinations, as of January 1, 2009), and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related schedule of Duke/Hulfish, LLC and subsidiaries as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and the period from April 29, 2008 (inception) through December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements refers to a change in accounting for business combinations.

The combined statements of assets, liabilities and partners’ capital and combined schedules of real estate related investments of CB Richard Ellis Strategic Partners Asia II, L.P. and CB Richard Ellis Strategic Partners Asia II-A, L.P., Cayman Islands exempted limited partnerships, as of December 31, 2008 and 2007 and the related combined statements of operations, partners’ capital and cash flows for the year ended December 31, 2008 and the period from July 9, 2007 (inception) through December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent auditors, for 2008, and KPMG LLP, independent auditors, for 2007, incorporated by reference herein and upon the authority of said firms as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 7 to our prospectus dated April 28, 2010 “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this Supplement No. 7:

¡	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010;

¡	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 14, 2010;

¡	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 13, 2010;

¡	Our Current Report on Form 8-K, filed on April 19, 2010;

¡	Our Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Shareholders, filed on April 20, 2010;

¡	Our Current Report on Form 8-K, filed June 11, 2010; and

¡	Our Current Report on Form 8-K, filed on June 16, 2010.

You can obtain any of the documents incorporated by reference in this Supplement No. 7 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file or furnish with the SEC.

Pro Forma Financial Information

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

The following unaudited pro forma condensed consolidated statements of operations of CB Richard Ellis Realty Trust (the “Company”) including its consolidated subsidiaries, for the six months ended June 30, 2010 and for the year ended December 31, 2009 is based on the historical consolidated statements of operations of CB Richard Ellis Realty Trust and gives effect to the acquisitions of the following single tenant leased properties as if they were acquired on January 1, 2009, (i) the 13201 Wilfred Lane property (“13201 Wilfred Lane”) which was acquired on June 30, 2009, (ii) the 3011, 3055, 3077 Comcast Place property (“Comcast”) which was acquired on July 1, 2009, (iii) the 12650 Ingenuity Dr. property (“Ingenuity”) which was acquired on August 5, 2009, (iv) the Northpoint III property (“Duke NP III”) which was acquired on October 15, 2009, (v) the West Point Trade Center property (“West Point”) which was acquired on December 30, 2009, (vi) the Miramar I property acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (vii) the Miramar II property acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (viii) the 3900 North Paramount Parkway, 3900 South Paramount Parkway and 1400 Perimeter Park Drive properties (collectively the “Duke North Carolina Portfolio”), a Duke joint venture interest which was acquired on March 31, 2010 (ix) the 5160 Hacienda Drive property which was acquired on April 8, 2010, (x) the 10450 Pacific Court Center property which was acquired on May 7, 2010, (xi) the Amber Park and Brackmills properties, UK JV interests which were acquired on June 10, 2010, (xii) the Düren and Shönberg properties, European JV interests which were acquired on June 10, 2010, (xiii) the 225 Summit Avenue property which was acquired on June 21, 2010, and (xiv) the One Wayside Road property which was acquired on June 24, 2010.

The unaudited pro forma condensed consolidated statements of operations do not purport to represent our results of operations that would actually have occurred assuming the acquisitions of the 13201 Wilfred Lane, Comcast, Ingenuity, Duke NP III, West Point, Miramar I, Miramar II, Duke North Carolina Portfolio, 5160 Hacienda Drive, 10450 Pacific Court Center, UK JV, European JV, 225 Summit Avenue and One Wayside Road properties had occurred on January 1, 2009 and for Miramar I and Miramar II had been contributed to the Duke joint venture on January 1, 2010, nor do they purport to project our results of operations as of any future date or for any future period.

Our unaudited pro-forma financial information is not necessarily indicative of what our results of operations would have been for the periods indicated, nor does it purport to represent our future results of operations. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 has not been included in the presentation of these unaudited pro forma financial statements due to the fact that all properties acquired and investments in unconsolidated joint venture investments are already reflected in the June 30, 2010 consolidated balance sheet included in our Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2010.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2010 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	Duke NC Portfolio Pro Forma Adjustments	5160 Hacienda Dr. Pro Forma Adjustments	10450 Pacific Ctr. Court Pro Forma Adjustments	UK JV Pro Forma Adjustments	European JV Pro Forma Adjustments	225 Summit Ave. Pro Forma Adjustments	One Wayside Dr. Pro Forma Adjustments	Consolidated Company Pro Forma
	A	B	C	D	E	E	G	H
REVENUES
Rental	$29,636	$—	$942	$951	$—	$—	$2,054	$2,680	$36,263
Tenant Reimbursements	5,735	—	144	136	—	—	49	211	6,275

Total Revenues	35,371	—	1,086	1,087	—	—	2,103	2,891	42,538

EXPENSES
Operating and Maintenance	2,986	—	22	22	—	—	103	91	3,224
Property Taxes	5,172	—	123	126	—	—	208	250	5,879
Interest	6,333	—	—	—	—	—	—	838	7,171
General and Administrative	2,678	—	—	—	—	—	—	—	2,678
Property Management Fee to Related Party	340	—	18	—	—	—	99	132	589
Investment Management Fee to Related Party	5,118	69	94	97	103	104	180	250	6,015
Acquisition Expenses	5,219	—	—	—	—	—	—	—	5,219
Depreciation and Amortization	13,960	—	132	237	—	—	763	1,113	16,205
Loss on Impairment	—								—

Total Expenses	41,806	69	389	482	103	104	1,353	2,674	46,980

INTEREST AND OTHER INCOME	689	—	—	—	—	—	—	—	689
Net Settlement Payments on Interest Rate Swaps	(444)	—	—	—	—	—	—	—	(444)
Loss on Interest Rate Swaps	(503)	—	—	—	—	—	—	—	(503)
Loss on Note Payable at Fair Value	(78)	—	—	—	—	—	—	—	(78)
Loss on Early Extinguishment of Debt	(73)	—	—	—	—	—	—	—	(73)

Total Other Income and (Expenses)	(409)	—	—	—	—	—	—	—	(409)

(Loss) Income Before Provision for Income Taxes and Equity in (Loss) Income of Unconsolidated Entities	(6,844)	(69)	697	605	(103)	(104)	750	217	(4,851)
PROVISION FOR INCOME TAXES	(85)	—	—	—	—	—	—	—	(85)
EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	2,846	524	—	—	648	141	—	—	4,159

NET (LOSS) INCOME	(4,083)	455	697	605	545	37	750	217	(777)

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	7	(1)	(1)	(1)	(1)	(0)	(1)	(1)	1

Net Loss (Income) Attributable to CB Richard Ellis Realty Trust Shareholders	$(4,076)	$454	$696	$604	$544	$37	$749	$216	$(776)

Basic and Diluted Net Loss per Share	$(0.03)								$(0.01)
Weighted Average Common Shares Outstanding – Basic and Diluted	120,399,165								120,399,165

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

For the Period Ended December 31, 2009 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	13201 Wilfred Lane Pro Forma Adjustments	Comcast Pro Forma Adjustments	Ingenuity Pro Forma Adjustments	Duke-NPIII Pro Forma Adjustments	West Point Pro Forma Adjustments	Miramar I Pro Forma Adjustments	Miramar II Pro Forma Adjustments
	I	J	K	L	M	N	O	P
REVENUES
Rental	$47,023	$828	$1,750	$1,351	$—	$2,927	$—	$—
Tenant Reimbursements	9,301	280	477	265	—	135	—	—

Total Revenues	56,324	1,108	2,227	1,616	—	3,062	—	—

EXPENSES
Operating and Maintenance	4,974	19	376	37	—	142	—	—
Property Taxes	7,624	260	288	218	—	90	—	—
Interest	11,378	—	—	539	—	—	—	—
General and Administrative	4,246	—	12	15	—	16	—	—
Property Management Fee to Related Party	656	—	—	—	—	—	—	—
Investment Management Fee to Related Party	7,803	71	192	114	115	168	146	205
Acquisition Expenses	5,832	—	—	—	—	522	—	—
Depreciation and Amortization	25,093	284	638	469	—	953	—	—
Loss on Impairment	9,160

Total Expenses	76,766	634	1,506	1,392	115	1,891	146	205

Other Income and Expenses
Interest and Other Income	344	—	—	5	—	—	—	—
Net Settlement Payments on Interest Rate Swaps	(660)	—	—	—	—	—	—	—
Gain on Interest Rate Swaps and Cap	89	—	—	—	—	—	—	—
Loss on Note Payable at Fair Value	(807)	—	—	—	—	—	—	—
Loss on Transfer of Real Estate Held for Sale to Continuing Operations

Total Other Income and (Expenses)	(1,034)	—	—	5	—	—	—	—

(Loss) Income Before Non-Controlling Interest, Provision for Income Taxes and Equity in Income of Unconsolidated Entities	(21,476)	474	721	229	(115)	1,171	(146)	(205)
PROVISION FOR INCOME TAXES	(169)	—	—	—	—	—	—	—
EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	2,743	—	—	—	810	—	1,034	1,126

NET (LOSS) INCOME	(18,902)	474	721	229	695	1,171	888	921

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	54	(1)	(2)	(1)	(2)	(3)	(3)	(3)

Net (Loss) Income Attributable to CB Richard Ellis Realty Trust Shareholders	$(18,848)	$473	$719	$228	$693	$1,168	$885	$918

Basic and Diluted Net Loss per Share	$(0.23)
Weighted Average Common Shares Outstanding – Basic and Diluted	81,367,593

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

For the Period Ended December 31, 2009 (unaudited)—(Continued)

(In Thousands, Except Share Data)

	Duke NC Portfolio Pro Forma Adjustments	5160 Hacienda Dr. Pro Forma Adjustments	10450 Pacific Ctr. Court Pro Forma Adjustments	UK JV Pro Forma Adjustments	European JV Pro Forma Adjustments	225 Summit Ave. Pro Forma Adjustments	One Wayside Dr. Pro Forma Adjustments	Consolidated Company Pro Forma
	Q	R	S	T	U	V	W
REVENUES
Rental	$—	$3,545	$2,754	$—	$—	$4,370	$5,730	$70,278
Tenant Reimbursements	—	541	394	—	—	106	451	11,950

Total Revenues	—	4,086	3,148	—	—	4,476	6,181	82,228

EXPENSES
Operating and Maintenance	—	81	63	—	—	221	195	6,108
Property Taxes	—	463	364	—	—	444	534	10,285
Interest	—	—	—	—	—	—	1,788	13,705
General and Administrative	—	—	—	176	114	—	—	4,579
Property Management Fee to Related Party	—	21	—	—	—	212	283	1,172
Investment Management Fee to Related Party	275	355	282	235	237	384	534	11,116
Acquisition Expenses	529	701	650	584	609	1,184	1,032	11,643
Depreciation and Amortization	—	498	687	—	—	1,455	2,095	32,172
Loss on Impairment								9,160

Total Expenses	804	2,119	2,046	995	960	3,900	6,461	99,940

Other Income and Expenses
Interest and Other Income	—	—	—	—	—	—	—	349
Net Settlement Payments on Interest Rate Swaps	—	—	—	—	—	—	—	(660)
Gain on Interest Rate Swaps and Cap	—	—	—	—	—	—	—	89
Loss on Note Payable at Fair Value	—	—	—	—	—	—	—	(807)
Loss on Transfer of Real Estate Held for Sale to Continuing Operations								—

Total Other Income and (Expenses)	—	—	—	—	—	—	—	(1,029)

(Loss) Income Before Non-Controlling Interest, Provision for Income Taxes and Equity in Income of Unconsolidated Entities	(804)	1,967	1,102	(995)	(960)	576	(280)	(18,741)
PROVISION FOR INCOME TAXES	—	—	—	—	—	—	—	(169)
EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	2,094	—	—	1,317	884	—	—	10,008

NET (LOSS) INCOME	1,290	1,967	1,102	322	(76)	576	(280)	(8,902)

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	(7)	(6)	(3)	(1)	0	(2)	0	20

Net (Loss) Income Attributable to CB Richard Ellis Realty Trust Shareholders	$1,283	$1,961	$1,099	$321	$(76)	$574	$(280)	$(8,882)

Basic and Diluted Net Loss per Share								$(0.11)
Weighted Average Common Shares Outstanding – Basic and Diluted								81,367,593

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Adjustments to Pro Forma Condensed Consolidated Statements of Operations

(A) Reflects the historical condensed consolidated statement of operations for the six months ended June 30, 2010.

(B) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the Duke North Carolina Portfolio as if the properties were acquired on January 1, 2009. The properties were acquired by the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 30, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Duke North Carolina Portfolio.

(C) Reflects the pro forma adjustment for 5160 Hacienda Drive in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 5160 Hacienda Drive on April 8, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through April 7, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 5160 Hacienda Drive property.

(D) Reflects the pro forma adjustment for 10450 Pacific Center Court in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 10450 Pacific Center Court on May 7, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through May 6, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 10450 Pacific Center Court property.

(E) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the UK JV as if the properties were acquired on January 1, 2009. The properties were acquired by the UK JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 9, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the UK JV.

(F) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the European JV as if the properties were acquired on January 1, 2009. The properties were acquired by the European JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 9, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the European JV.

(G) Reflects the pro forma adjustment for 225 Summit Avenue in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 225 Summit Avenue on June 21, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 20, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 225 Summit Avenue property.

CB RICHARD ELLIS REALTY TRUST

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

(H) Reflects the pro forma adjustment for One Wayside Road in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired One Wayside Road on June 24, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 23, 2010 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the One Wayside Road property

Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 2009 are as follows:

(I) Reflects the historical condensed consolidated statement of operations for the year ended December 31, 2009.

(J) Reflects the pro forma adjustment for 13201 Wilfred Lane in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 13201 Wilfred Lane on June 29, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through June 28, 2009 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 13201 Wilfred Lane property.

(K) Reflects the pro forma adjustment for Comcast in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired Comcast on July 1, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through June 30, 2009 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Comcast property.

(L) Reflects the pro forma adjustment for Ingenuity in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired Ingenuity on August 5, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through August 4, 2009 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Ingenuity property.

(M) Reflects the pro forma adjustment of equity in income of unconsolidated interest in Duke NP III as if the property was acquired on January 1, 2009. The property was contributed to the joint venture on October 15, 2009. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through October 14, 2009 (the date prior to contribution into the joint venture).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Duke NP III property.

(N) Reflects the pro forma adjustment for West Point in order to present the operations as if the property was acquired on January 9, 2009. The Company acquired West Point on December 30, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 29, 2009 (date prior to acquisition).

CB RICHARD ELLIS REALTY TRUST

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the West Point property.

(O) Reflects the pro forma adjustment for Miramar I in order to present the operations as if the property was acquired and contributed to the Duke joint venture on January 1, 2009. The Company acquired Miramar I on December 31, 2009 and contributed the property to the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities include the recognition of revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 30, 2009 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Miramar I property.

(P) Reflects the pro forma adjustment for Miramar II in order to present the operations as if the property was acquired and contributed to the Duke joint venture on January 1, 2009. The Company acquired Miramar II on December 31, 2009 and contributed the property to the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities include the recognition of revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 30, 2009 (date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Miramar II property.

(Q) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the Duke North Carolina Portfolio as if the properties were acquired on January 1, 2009. The properties were contributed to the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Duke North Carolina Portfolio.

(R) Reflects the pro forma adjustment for 5160 Hacienda Drive in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 5160 Hacienda Drive on April 8, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 5160 Hacienda Drive property.

(S) Reflects the pro forma adjustment for 10450 Pacific Center Court in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 10450 Pacific Center Court on April 8, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 10450 Pacific Center Court property

(T) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the UK JV as if the properties were acquired on January 1, 2009. The properties were contributed to the UK JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense plus acquisition expenses and an increase in the investment management fee through December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the UK JV.

CB RICHARD ELLIS REALTY TRUST

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

(U) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the European JV as if the properties were acquired on January 1, 2009. The properties were contributed to the European JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense plus acquisition expenses and an increase in the investment management fee through December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the European JV.

(V) Reflects the pro forma adjustment for 225 Summit Avenue in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 225 Summit Avenue on June 21, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 225 Summit Avenue property

(W) Reflects the pro forma adjustment for One Wayside Drive in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired One Wayside Drive Court on June 24, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the One Wayside Drive property